SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549



                                   Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  September 9, 1999



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                       0-17267                84-1095959
(State or other                  (Commission           (I.R.S. Employer
jurisdiction                      File Number)         Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado          80202
(address of principal executive offices)             (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated August 9, 1999, the text of which follows:

    Mallon Resources Corporation (Nasdaq: "MLRC") today announced the completion of a $60 million debt financing facility with Aquila Energy Capital Corporation that will allow Mallon to begin an aggressive development drilling program on its San Juan Basin natural gas properties in northwestern New Mexico. The initial facility is $45.7 million.

    At closing of the financing, Aquila advanced $28 million to retire Mallon's previous revolving credit facility with Bank One, Texas, N.A. Additional funds will be advanced as Mallon's development drilling program proceeds. The interest rate on the four year loan is prime plus 2%. As part of the transaction, Mallon issued to Aquila 420,000 shares of Mallon common stock.

    Mallon's Chairman, George O. Mallon, Jr., stated, "With the completion of this important financing, we will launch a development drilling program on our East Blanco and La Jara Canyon acreage in the San Juan Basin of New Mexico. We have identified more than 300 billion cubic feet of natural gas reserve potential on our acreage, equal to more than 3.3 times our 1998 year-end proved reserves. This drilling program is the most exciting growth opportunity in our history, with the potential to dramatically increase our reserves, asset value, production and cash flow over the next several years."

    "We are pleased to have the support of Aquila Energy," Mr. Mallon continued. "Their financing provides us with the resources and flexibility to develop our high potential natural gas properties on terms more favorable and at a lower cost than was available elsewhere in the marketplace."

    In a separate $5.5 million transaction, Mallon re-financed its East Blanco Gas Processing Plant and associated compression facilities with Universal Compression, Inc., of Houston. Mallon and Universal also entered into an alliance agreement relating to the future expansion of the plant.

    Aquila Energy Capital is a UtiliCorp United Company, an international energy company with $6.8 billion in assets and more than 4.5 million customers across the U.S. and in Canada, Great Britain, New Zealand and Australia. Universal Compression, Inc. is a major international compression sales and rental company, which owns and operates in excess of 650,000 horsepower of gas compression equipment.

    ABN AMRO Incorporated acted as Financial Advisor and Placement Agent to Mallon in connection with the Aquila financing.

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report.

    Mallon Resources Corporation is a Denver based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."

Item 7.  Financial Statements and Exhibits.

The following Exhibits are hereby incorporated into and made a part of this report:

1. Credit Agreement, dated as of September 9, 1999, between Mallon Resources Corporation and Mallon Oil Company as "Borrower," and Aquila Energy Capital Corporation as "Lender."

2. Advancing Note, dated as of September 9, 1999, from Mallon Resources Corporation and Mallon Oil Company, to Aquila Energy Capital Corporation.

3. Base Agreement for Natural Gas Purchase Transactions, dated as of September 1, 1999, between Mallon Oil Company and Aquila Energy Marketing Corporation.

4. Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production, dated as of September 9, 1999, from Mallon Oil Company for the Benefit of Aquila Energy Capital Corporation.

5. Agency Agreement, dated as of September 9, 1999, between Mallon Resources Corporation and Mallon Oil Company, and Aquila Energy Capital Corporation.

6. Master Rental Contract, dated as of September 9, 1999, between Mallon Oil Company and Universal Compression, Inc.

                                    Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Mallon Resources Corporation


September 17, 1999                  By: __/s/ Roy K. Ross____________________
                                        Roy K. Ross, Executive Vice President